Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 10, 2023

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Re:	Registration Statement on Form S-4 (File No. 333-272735)

Ladies and Gentlemen:

We have acted as counsel to Regency Centers Corporation, a Florida corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement,” which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the issuance of the shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), shares of 6.250% Series A cumulative redeemable preferred stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”) and shares of 5.875% Series B cumulative redeemable preferred stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock,” and together with the Common Stock and the Series A Preferred Stock, the “Shares”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of May 17, 2023, by and among the Company, Hercules Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company, Urstadt Biddle Properties Inc., a Maryland corporation (“Urstadt Biddle”), UB Maryland I, Inc., a Maryland corporation and a wholly owned subsidiary of Urstadt Biddle (“UB Sub I”), and UB Maryland II, Inc., a Maryland corporation and a wholly owned subsidiary of UB Sub I (as it may be further amended from time to time, the “Merger Agreement”).

For purposes of giving this opinion, we have examined the Registration Statement, the Merger Agreement, the Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the form of Articles of Amendment to the Restated Articles of Incorporation of the Company designating the preferences, rights and limitations of the Series A Preferred Stock and the form of Articles of Amendment to the Restated Articles of Incorporation of the Company designating the preferences, rights and limitations of the Series B Preferred Stock. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of the Company and its affiliates and certificates or comparable documents of public officials and of officers and representatives of the Company and its affiliates.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, and assuming the valid adoption of the aforementioned Articles of Amendment to designate the Series A Preferred Stock and the Articles of Amendment to designate the Series B Preferred Stock, and in reliance on statements of fact contained in the documents that we have examined or reviewed, we are of the opinion that the Shares to be issued by the Company pursuant to and in the manner contemplated by the terms of the Merger Agreement will be, upon issuance, duly authorized and, after the Registration Statement has been declared effective by order of the Commission and when the Shares have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, such Shares will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We are members of the bar of the State of New York. The Company is a Florida corporation, and we have not considered, and we express no opinion as to, any law other than the Florida Business Corporation Act (including the statutory provisions, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting the foregoing).

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Shares to be issued pursuant to the Registration Statement and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz